Addendum to Form 4;

At the end of the transaction date September 4, 2003 the following amount of securities were beneficially owned:

Amount of Securities        Ownership     Nature of indirect
Beneficially Owned          Form          Beneficial Ownership
--------------------------------------------------------------
 156,198                       D
  13,378                       I        Spouse